UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Cell Therapeutics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    150934107

                                 (CUSIP Number)

                                  April 27,2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 17 Pages

CUSIP No. 150934107                    13G                   Page 2 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 3 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Capital Corporation
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
---------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 4 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 5 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 6 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 7 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 8 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                   20-1901985
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
---------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 9 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
---------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 10 of 17 Pages

---------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
---------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
---------------------------------------------------------------------------
     (3)    SEC USE ONLY
---------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
---------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
OWNED BY       ____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    7.5% Convertible Senior Notes, due 2011, convertible into 8,198,466 shares of Common Stock

                    43 shares of Common Stock
---------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
---------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.5%
---------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
---------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 150934107                    13G                   Page 11 of 17 Pages


Item 1.

(a)  Name of Issuer

        Cell Therapeutics, Inc. (the "Company").

(b) Address of Issuer's Principal Executive Offices

        501 Elliott Avenue West, Suite 400
        Seattle, WA 98119

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        HIGHBRIDGE INTERNATIONAL LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE CAPITAL CORPORATION
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE MASTER L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        HIGHBRIDGE CAPITAL L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        HIGHBRIDGE GP, LTD.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        HIGHBRIDGE GP, LLC
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

CUSIP No. 150934107                    13G                   Page 12 of 17 Pages


        HIGHBRIDGE CAPITAL MANAGEMENT, LLC IRS #: 20-1901985
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        GLENN DUBIN
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        HENRY SWIECA
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States


Item 2(d)  Title of Class of Securities

        Common Stock, no par value ("Common Stock")

Item 2(e)  CUSIP Number

        150934107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 150934107                    13G                   Page 13 of 17 Pages


If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:

             As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 8,198,466 share of Common Stock issuable upon conversion of 7.5% Convertible Senior Notes due 2011 and (ii) 43 shares of stock owned by Highbridge International LLC.

Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.


        (b)  Percent of class:

             The Company's Amendment No. 1 to its annual report on Form 10-K that was filed on April 28, 2006, indicates there were 101,272,228 shares of Common Stock outstanding as of March 10, 2006. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 7.5% Convertible Senior Notes due 2011, issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 7.5% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.


        (c)  Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote

                   0

             (ii)  Shared power to vote or to direct the vote

                   See Item 4(a)

             (iii) Sole power to dispose or to direct the disposition of

CUSIP No. 150934107                    13G                   Page 14 of 17 Pages


             (iv)  Shared power to dispose or to direct
                   the disposition of

                   See Item 4(a)

Item 5.   Ownership of Five Percent or Less of a Class

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

     Not applicable.

Item 8.   Identification and Classification of Members of the Group

     See Exhibit I.


Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.  Certification

     By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of May 5, 2006, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 150934107                    13G                   Page 15 of 17 Pages


SIGNATURES

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: May 5, 2006

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL L.P.

                                          By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                     its General Partner
   -------------------------------
Name:  Howard Feitelberg
Title: Director


                                          By: /s/ Clive Harris
                                              ------------------------------
                                          Name:  Clive Harris
                                          Title: Director


HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE GP, LTD.


By: /s/ Clive Harris
   -------------------------------
Name:  Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              ------------------------------
                                          Name:  Clive Harris
                                          Title: Director

HIGHBRIDGE MASTER L.P.                    HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                          By: /s/ Carolyn Rubin
                                              ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Deputy General Counsel
By: /s/ Clive Harris
   -------------------------------
Name:  Clive Harris
Title: Director

                               HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                      /s/ Henry Swieca
   -------------------------------        ----------------------------------
Name: Clive Harris                        HENRY SWIECA
Title: Director



/s/ Glenn Dubin
----------------------------------
GLENN DUBIN

CUSIP No. 150934107                    13G                   Page 16 of 17 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, no par value, of Cell Therapeutics, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: May 5, 2006

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL L.P.

                                          By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                     its General Partner
   -------------------------------
Name:  Howard Feitelberg
Title: Director


                                          By: /s/ Clive Harris
                                              ------------------------------
                                          Name:  Clive Harris
                                          Title: Director


HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE GP, LTD.


By: /s/ Clive Harris
   -------------------------------
Name:  Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              ------------------------------
                                          Name:  Clive Harris
                                          Title: Director

HIGHBRIDGE MASTER L.P.                    HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                          By: /s/ Carolyn Rubin
                                              ------------------------------
                                          Name:  Carolyn Rubin
                                          Title: Deputy General Counsel
By: /s/ Clive Harris
   -------------------------------
Name:  Clive Harris
Title: Director

                               HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                      /s/ Henry Swieca
   -------------------------------        ----------------------------------
Name: Clive Harris                        HENRY SWIECA
Title: Director

CUSIP No. 150934107                    13G                   Page 17 of 17 Pages




/s/ Glenn Dubin
----------------------------------
GLENN DUBIN